FOR IMMEDIATE RELEASE

Date:	October 30, 2014
Contacts:	Kevin McPhaill, President/Chief Operating Officer
Ken Taylor, EVP/Chief Financial Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP ANNOUNCES ACQUISITION PLAN RECEIVED SANTA CLARA VALLEY BANK SHAREHOLDER APPROVAL

Porterville, CA – October 30, 2014 – Sierra Bancorp (Nasdaq:BSRR), parent of Bank of the Sierra, today announced that on October 29, 2014 the shareholders of Santa Clara Valley Bank, N.A. ("SCVE") approved of its consolidation with a newly formed wholly-owned subsidiary of Sierra Bancorp (the "Company") pursuant to that certain Agreement and Plan of Consolidation dated July 17, 2014 by and among the Company, Bank of the Sierra, a California banking corporation and wholly-owned subsidiary of the Company and SCVE. All required regulatory approvals have now been received and the consolidation is expected to close on November 14, 2014, pending satisfaction of other customary closing conditions.

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 37th year of operations and at $1.5 billion in assets is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over 400 employees and conducts business through 25 branch offices, an online branch, a real estate industries center, an agricultural credit center, and an SBA center. As announced on July 17, 2014, the Company has entered into a definitive agreement to acquire Santa Clara Valley Bank which has approximately $125 million in assets and maintains branches in Santa Paula, Santa Clarita, and Fillmore, California.

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the bank’s ability to maintain current dividend payments or increase dividend payouts to shareholder, its ability to continue to generate record financial results, changes in economic conditions, interest rates and loan portfolio performance, and other factors detailed in the Company’s SEC filings. Sierra Bancorp undertakes no responsibility to update or revise any forward-looking statements.

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